Exhibit 99.1

[Salesforce.com logo]

September 16, 2005

Mr. John G. Freeland

Re: Offer of Employment

Dear John,

I am pleased to offer you a position with Salesforce.com, Inc. (the “Company”) as President of Worldwide Operations reporting to Marc Benioff, Chief Executive Officer and Chairman of the Board. If you decide to join us, you will receive an annual base salary of $300,000, less applicable withholding, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. In addition, you will be eligible to receive a bonus of up to 100% of your base salary with payout based on your individual performance, Company performance and a corporate matrix of revenue and operating margin. The bonus is typically paid after fiscal year-end and you must be employed at the time of payout to receive the bonus. However, for the first twelve months of your employment, your bonus will be guaranteed and paid in quarterly installments.

Subject to Board approval, you will be granted an option to acquire 300,000 shares of Common Stock, vesting over four years, with  1/4 at the end of one year, and 1/48th monthly thereafter for three years or so long as your employment with the Company continues, whichever period is shorter. The exercise price will be equal to the fair market value of the Common Stock as determined by the Board on the fourth Tuesday of the month that you join us.

The Company believes that an important component of your position is the capacity to apply direct, hands-on leadership to our Services and related functions and, therefore, we require that you be present in the San Francisco headquarters for at least an average of two weeks per month. We agree to reimburse you for up to $75,000 per year in reasonable out-of-pocket expenses associated with travel, lodging, and meals related to this requirement.

As a Company employee, you are also eligible to receive certain employee benefits. The Company reserves the right to change the benefits and compensation programs at any time.

If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.

The Executive Team is in the process of reviewing its policies on change of control and executive agreements, and to the extent the Board chooses to modify these benefits to senior management, you will be treated in the same manner as the other executive officers. However, if you are terminated without cause or if you terminate your employment for certain reasons including changes in job responsibilities, geographic relocation or a change in reporting status during the twelve (12) month period following any change of control of the Company, you will receive six (6) months of accelerated vesting of your original stock option grant. If you are terminated without cause during the first twelve (12) months of your employment with the Company, you will receive six (6) months of your base salary and accelerated vesting of six (6) months of your original stock option grant or vesting on a monthly basis until the termination date, whichever is greater, and the Company will pay your COBRA premiums for six (6) months.

We understand and acknowledge that you are required to comply with the terms of your agreement with your prior employer. If you are unable to continue working for the Company as a result of any lawsuit or action taken by your prior employer, the Company will not be obligated to make any severance payments pursuant to this letter or otherwise.

For purposes of federal immigration law, you will be required to provide the Company with documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment with you may be terminated.

This offer letter fully sets forth all of your compensation information and expectations, and you agree that in making your decision to join the Company you are not relying on any oral or other representations concerning any other compensation or consideration for the duration of your employment with the Company, including but not limited to any value associated with your stock options.

In the event of any dispute or claim relating to or arising out of our employment relationship, this agreement, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, sex, disability, race or other discrimination), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved in an appropriate municipal, state or federal court, and you and the Company each waive the right to a jury trial in any such litigation as set forth in the attached Jury Trial Waiver Agreement.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment.

This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you at Salesforce.com. Welcome aboard.

Warmest Regards,

/s/ Kenneth I. Juster
Kenneth I. Juster
Executive Vice President
Legal Affairs and Corporate Development

AGREED TO AND ACCEPTED

/s/ John G. Freeland
John G. Freeland
[executed on September 21, 2005]

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